Exhibit 10.5

Goodrich Petroleum Corporation

Annual Bonus Plan

Section 1. Purpose of Plan

The purpose of the Plan is to promote the success of the Company by providing annual bonus incentives to participating Executives.

Section 2. Definitions

The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Board” means the Board of Directors of the Company.

“Bonus” means a cash payment or payment opportunity as the context requires.

“Bonus Criteria” means the performance criteria and guidelines adopted by the Board for a Performance Period. The Bonus Criteria may include, without limitation, one or more business components, weightings of the components as to results achieved, comparisons with peer groups or indexes, and such other criteria and factors as the Board may deem appropriate.

“Committee” means the Compensation Committee of the Board.

“Company” means Goodrich Petroleum Corporation and any successor.

“Executive” means an individual who is a key employee of the Company or an affiliate of the Company.

“Participant” means an Executive selected or approved to participate in the Plan by the Committee.

“Performance Period” means each fiscal year of the Company.

“Plan” means the Annual Bonus Plan of the Company, as amended from time to time.

Section 3. Administration of the Plan

3.1 The Committee. The Plan shall be administered by the Board and the Committee, as provided herein.

3.2 Powers of the Committee. Subject to the further provisions herein, the Committee shall have the authority to determine the Executives who will participate in the Plan with respect to a Performance Period and shall otherwise be responsible for the general administration of the Plan. In this regard, the Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

3.3 Express Authority to Change Terms and Conditions of a Bonus. Without limiting the Committee’s authority under any other provision of the Plan, with the approval of the Board the Committee shall have the authority to accelerate a Bonus, to waive restrictive conditions for a Bonus, and to alter or modify the Bonus Criteria for a Performance Period at any time in such circumstances as the Board or Committee deems appropriate.

Section 4. Bonus Provisions

4.1 Selection of Participants. Based on the recommendation of the Chief Executive Officer of the Company, the Committee shall determine, before or as soon as reasonably practical after the beginning of each Performance Period, those Executives who will participate in the Plan for that Performance Period. The Chief Executive Officer shall be a participant each Performance Period unless the Committee provides otherwise.

4.2 Effect of Mid-Year Commencement of Service. If services as an Executive commence after the beginning of a Performance Period, the Board, based on the Committee’s recommendation, in its discretion, may grant a Bonus to such Executive and also may adjust the Performance Criteria for such Executive in such manner as the Board deems appropriate to reflect the actual period of service of the Executive during the Performance Period.

4.3 Determination of Bonus Amounts. The Board shall determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated based on the Bonus Criteria and the amount to be paid to each Participant based on the level of achievement of the Bonus Criteria. The Board, based on the Committee’s recommendation, may also at any time establish additional conditions and terms of the payment of Bonuses as it may deem desirable and may take into account such factors as it deems appropriate in administering any aspect of the Plan. The Board, based on the Committee’s recommendation may, in its sole discretion, increase or decrease a Participant’s Bonus for a Performance Period based on such factors, including subjective factors, as the Board deems appropriate, including paying no Bonus at all notwithstanding the level of achievement of the Bonus Criteria for the Performance Period.

4.4 Board Certification. No Participant shall receive any Bonus payment under the Plan with respect to a Performance Period until the Board has approved such payment.

4.5 Time of Payment. Any Bonuses payable under the Plan shall be paid as soon as practicable following the Board’s approval of such payment, but not later than 60 days following such approval. Such payments shall be in cash, subject to applicable tax withholding requirements.

4.6 Employment Requirement. A Participant shall not have a right to receive a Bonus unless such Participant remains an employee of the Company or an affiliate on the date the payment of the Bonus for the Performance Period is approved by the Board.

Section 5. General Provisions

5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus, or any right to be continued in the employ of the Company or any affiliate of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

5.2 Discretion of Board or Committee. Any decision made or action taken by the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Board or the Committee, as the case may be, and shall be conclusive and binding upon all persons. No member of the Board or the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets for payment to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.4 Non-Transferability of Benefits and Interests. Except by will or the laws of descent and distribution, no Bonus that is payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.

5.5 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

5.6 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any affiliate of the Company, to grant awards or authorize any other compensation under any other plan or authority. In addition, Executives not selected to participate in the Plan may participate in other plans of the Company or its affiliates.

Section 6. Amendments, Suspension or Termination of Plan

The Board may from time to time amend, suspend or terminate the Plan in whole or in part, and if suspended or terminated, may at any time reinstate any or all of the provisions of the Plan.